As filed with the Securities and Exchange Commission on July 31, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

H&R BLOCK, INC.

(Exact name of registrant as specified in its charter)

MISSOURI	44-0607856
(State of Incorporation)	(I.R.S. Employer Identification No.)

One H&R Block Way

KANSAS CITY, MISSOURI 64105

(Address of Principal Executive Offices)

2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS

(Full Title of Plan)

Bret G. Wilson, Esq.

Vice President and Corporate Secretary

H&R Block, Inc.

One H&R Block Way

Kansas City, Missouri 64105

816-854-3000

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ X ]	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, without par value	300,000 shares	$16.55	$4,965,000	$277.05

(1)

This Registration Statement shall be deemed to include any additional shares that may be issued under the 2008 Deferred Stock Unit Plan For Outside Directors as a result of a stock split or stock dividend or other anti-dilution provision.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended. The maximum offering price per share is based on the average of the high and low prices of the Registrant’s Common Stock reported on the New York Stock Exchange on July 27, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information about the 2008 Deferred Stock Unit Plan For Outside Directors (the “Plan”) required by Part I of Form S-8 will be sent or given to each participant as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by H&R Block, Inc. (the “Company”) are incorporated in this Registration Statement on Form S-8 (the “Registration Statement”) by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009, filed with the Commission on June 29, 2009.
2.

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since April 30, 2009, except for information furnished under Current Reports on Form 8-K which is not deemed filed and not incorporated herein by reference.

3.

The description of the Company’s Common Stock, without par value, contained in the Company’s Registration Statement on Form 8-C dated August 6, 1969, the description of the registrant’s Common Stock contained in the prospectus which is a part of the registrant’s Registration Statement on Form S-14 (File No. 2-66751) effective April 7, 1980, and including any further amendment or report filed for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 351.355.1 of The General and Business Corporation Law of the State of Missouri provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 351.355.2 of The General and Business Corporation Law of the State of Missouri provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.8 of The General and Business Corporation Law of the State of Missouri provides, in general, that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the law.

Section 351.355.6 of The General and Business Corporation Law of the State of Missouri also permits any person who is or was a director, officer, employee or agent, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to seek indemnification under any applicable bylaw, agreement, vote of shareholders or otherwise.

Pursuant to its amended and restated bylaws, H&R Block must indemnify any director and may indemnify any officer of H&R Block who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, or officer, of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding to the fullest extent permitted by The General and Business Corporation Law of the State of Missouri.

In addition, H&R Block’s amended and restated bylaws further provide that H&R Block may enter into certain indemnification agreements with each director and officer or extend indemnification to officers, employees or agents of the corporation upon such terms and conditions as may be appropriate. H&R Block has entered into such indemnification agreements with certain of its directors and officersand such indemnification agreements generally provide for indemnification of H&R Block’s directors and officers to the fullest extent permitted by law.

H&R Block maintains insurance on behalf of its directors and officers against any liability which may be asserted against or expense which may be incurred by such person when acting in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

4.1

Amended and Restated Articles of Incorporation of H&R Block, Inc., filed as Exhibit 3.1 to the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2008, file number 1-6089, are incorporated herein by reference.

4.2

Amended and Restated Bylaws of H&R Block, Inc., as amended and restated as of May 5, 2009, filed as Exhibit 3.1 to the Company’s current report on Form 8-K dated May 5, 2009, file number 1-6089, are incorporated by reference.

5.1	Opinion of Husch Blackwell Sanders LLP, counsel to the Company.
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Husch Blackwell Sanders LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

Item 9. Undertakings.

Rule 415 Offering.

The undersigned Company hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Incorporation of Subsequent Exchange Act Documents by Reference.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Form S-8 Registration Statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on July 31, 2009.

H&R BLOCK, INC.

By:              /s/ Russell P. Smyth

Russell P. Smyth

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell P. Smyth and Becky S. Shulman, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Russell P. Smyth Russell P. Smyth	President, Chief Executive Officer and Director (principal executive officer)	July 31, 2009
/s/ Becky S. Shulman Becky S. Shulman	Senior Vice President and Chief Financial Officer (principal financial officer)	July 31, 2009
/s/ Jeffrey T. Brown Jeffrey T. Brown	Vice President and Corporate Controller (principal accounting officer)	July 31, 2009

/s/ Richard C. Breeden Richard C. Breeden	Director, Chairman of the Board	July 31, 2009
/s/ Robert A. Gerard Robert A. Gerard	Director	July 31, 2009
/s/ Thomas M. Bloch Thomas M. Bloch	Director	July 31, 2009
/s/ David B. Lewis David B. Lewis	Director	July 31, 2009
/s/ Tom D. Seip Tom D. Seip	Director	July 31, 2009
/s/ Len J. Lauer Len J. Lauer	Director	July 31, 2009
/s/ L. Edward Shaw L. Edward Shaw	Director	July 31, 2009
/s/ Alan M. Bennett Alan M. Bennett	Director	July 31, 2009
/s/ Christianna Wood Christianna Wood	Director	July 31, 2009